FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-08

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/20/25 09:06:14 UTC-5:00

Subject: BANK5 2025-5YR18 - **XA STATUS** PUBLICS

BANK5 2025-5YR18 - **IO ANNOUNCE/PRICE GUIDANCE** PUBLICS

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities, LLC and Morgan Stanley & Co. LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC, and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/KBRA)	Available Size ($MM)	~PROCEEDS ($MM)	IO GUIDANCE	STATUS
X-A	AAAsf/Aaa(sf)/AAA(sf)	$472.061	$21.500	J-60a	~3.1x
X-B	AA-sf/NR/AAA(sf)	$99.470	$2.800	J-60a	AUCTION BIDS DUE AT 11AM ET TODAY

POOL BALANCE:	$709,866,284
NUMBER OF LOANS/PROPERTIES:	29 / 72
WA MORTGAGE INT. RATE:	6.1512%
WA CUT-OFF LTV:	58.1%
WA UW NCF DSCR:	1.84x
WA UW NOI DEBT YLD:	12.6%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	67.4%

LOAN SELLERS:	JPMCB (30.2%), MSMCH (27.5%), BANA (21.6%) AND WFB (20.8%)
TOP 5 STATES:	NY (28.6%), VA (15.5%), CA (13.5%), FL (11.1%), NM (9.0%)
TOP 5 PROPERTY TYPES:	MF (24.9%), HT (19.3%), RT (18.4%), OF (13.2%), SS (9.1%)

RISK RETENTION:	Vertical

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	K-Star Asset Management LLC
TRUSTEE:	Deutsche Bank National Trust Company
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	KKR CMBS IIII Aggregator Category 2 L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	POSTED
ANTICIPATED PRICING:	Week of November 17, 2025
ANTICIPATED SETTLEMENT:	December 9, 2025

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	BANK5 2025-5YR18
Password:	2025YR18

Trepp:
Dealname: BANK5 2025-5YR18
Password:	2025YR18

Intex:
Dealname:	BK525518
Password:	b566nl00uilviv5heho0z

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.